Exhibit 3(c)


                           CERTIFICATE OF ELIMINATION
                                       OF
                  DESIGNATIONS OF PREFERRED STOCK-EIGHTH SERIES
                                       OF
                               SPRINT CORPORATION

                       Pursuant to K.S.A. Section 17-6401

     SPRINT CORPORATION, a corporation organized and existing under the laws of the State of Kansas (the "Corporation"), in accordance with the provisions of K.S.A. Section 17-6401, as amended, hereby certifies as follows:

     1. That the voting powers, designations, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions of the Corporation's Preferred Stock-Eighth Series were provided for in a resolution adopted by the Board of Directors of the Corporation on June 29, 1998 pursuant to the authority expressly vested in it by the provisions of the Corporation's Articles of Incorporation, as amended. The Corporation subsequently filed in the Office of the Secretary of State of Kansas a Certificate of Designation setting forth said resolution.

     2. That no shares of said Preferred Stock-Eighth Series are outstanding and no shares will be issued.

     3. That, at a duly called meeting of the Board of Directors of the Corporation, the following resolution was adopted:

          RESOLVED, that none of the authorized shares of the Preferred Stock-Eighth Series of the Corporation are outstanding and none of such shares will be issued, and that the officers of the Corporation be, and each of them hereby is, authorized and directed to file a Certificate of Elimination of such Preferred Stock-Eighth Series of the Corporation setting forth this resolution with the Secretary of State of Kansas for the purpose of eliminating from the Articles of Incorporation, as amended and restated, of the Corporation all reference to the Preferred Stock-Eighth Series of the Corporation.

     4. That, accordingly, all references to the Preferred Stock-Eighth Series of the Corporation be, and they hereby are, eliminated from the Articles of Incorporation, as amended and restated, of the Corporation.

     IN WITNESS WHEREOF, SPRINT CORPORATION has caused this Certificate to be signed by Claudia S. Toussaint, Vice President, and attested to by Michael T. Hyde, Assistant Secretary, as of this 23rd day of April, 2004.


                              SPRINT CORPORATION


                              /s/ Claudia S. Toussaint
                              ___________________________
                              Claudia S. Toussaint
                              Vice President

ATTEST:


/s/ Michael T. Hyde
__________________________
Michael T. Hyde
Assistant Secretary












                                        2